Exhibit 6.9

AMENDMENT TO

ROYALTYTRADERS LLC

CONVERTIBLE PROMISSORY NOTE

FOR GOOD AND VALUABLE CONSIDERATION, RoyaltyTraders LLC, a Delaware limited liability company (the “Company”), and Alex Guiva and his registered assigns (“Investor”), hereby amend that certain Convertible Promissory Note issued by the Company to Investor dated November 23, 2021 and amended March 25, 2022 (this “Note”), as set forth herein, to be effective as of this 23th day of November, 2023. Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Note.

1. Extension of Maturity Date. The Maturity Date as defined in section 6 of the Note shall be amended as follows: “two (2) years from the date first set forth” in the original Note shall be replaced with “three (3) years from the date first set forth” in the original Note.

2. Thus, the maturity date will be effectively amended from November 23, 2023 to November 23, 2024.

3. Except as specifically set forth herein, the Note shall remain in full force and effect.

ROYALTYTRADERS LLC

/s/ Sean Peace
Sean Peace, President

INVESTOR

/s/ Alexander Guiva
Alexander Guiva